Exhibit 5.1

October 17, 2012

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to Penn Virginia Corporation, a Virginia corporation (the “Company”), with respect to certain legal matters in connection with (i) the offering and sale (the “Offering”) by the Company of 11,500 shares of 6.00% Convertible Perpetual Preferred Stock, Series A (the “Preferred Stock”) that are represented by 1,150,000 depositary shares (the “Depositary Shares,” and together with the Preferred Stock, the “Underwritten Shares”), which are being sold pursuant to the Underwriting Agreement, dated as of October 12, 2012 (the “Underwriting Agreement”), among the Company and Credit Suisse Securities (USA) LLC, as representative of the several underwriters named therein (the “Underwriters”), and (ii) the filing of the Registration Statement on Form S-3 (Registration No. 333-183365) (the “Registration Statement”) and the Prospectus dated August 31, 2012, included therein (the “Base Prospectus”) by the Company under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the Underwritten Shares are registered. On October 15, 2012, the Company filed with the SEC the Base Prospectus and a prospectus supplement dated October 12, 2012 (the “Prospectus Supplement”) pursuant to Rule 424(b)(5) promulgated under the Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the Base Prospectus, (ii) the Prospectus Supplement, (iii) the Company’s Articles of Incorporation, as amended through the date hereof, (iv) the Company’s Amended and Restated Bylaws, (v) the Underwriting Agreement, (vi) the Deposit Agreement dated October 17, 2012, by and among the Company, the Depositary and holders of the Depositary Shares from time to time (the “Deposit Agreement”), (vii) the resolutions of the Board of Directors and the equity pricing committee thereof, (viii) cross receipts delivered by the Company and the Underwriters upon the closing of the Offering and (ix) such other certificates, statutes and instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In rendering the opinion set forth below, we have assumed that (i) all Depositary Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus Supplement, the Base Prospectus, the Underwriting Agreement and the Deposit Agreement; (ii) all information contained in all documents reviewed by us is true and correct, (iii) all signatures on all documents examined by us are genuine; (iv) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (v) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement; (vi) the Company has taken all necessary corporate action to authorize and approve the form, terms, execution and delivery of the applicable Deposit Agreement and the issuance of any series of Preferred Stock to be issued in connection therewith; (vii) the Deposit Agreement has been duly authorized, validly issued, executed and delivered by each party thereto in accordance with the laws applicable to each party thereto; (viii) articles of amendment for the Preferred Stock has been filed with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) and the

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SCC has issued a certificate of amendment with respect thereto and any other action required to be taken under the laws of the Commonwealth of Virginia is duly authorized and validly taken by the Company; (ix) the series of Preferred Stock has been duly issued by the Company and deposited with the Depositary in accordance with the Deposit Agreement; and (x) the Receipts evidencing the Depositary Shares have been duly executed, countersigned and delivered in accordance with the Deposit Agreement and paid for by the purchasers thereof in accordance with the Underwriting Agreement.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, the Depositary Shares are validly issued, fully paid (to the extent required under the Company’s Articles of Incorporation) and nonassessable (except as such nonassessability may be affected by Section 13.1-643 of the Code of Virginia and except as described in the Base Prospectus and Prospectus Supplement).

The opinions expressed herein are limited in all respects to the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP